EXHIBIT A



THE TOCQUEVILLE TRUST
THE TOCQUEVILLE ASIA-PACIFIC FUND
SUMMARY OF 24(F)-2 SALES
November 1, 1996 through May 1, 1997

The Tocqueville Asia - Pacific Fund


                                         Amount                 Shares

    Shares sold                          $2,401,334             264,729
    Dividends reinvested                          0                   0
    Shares redeemed                      (1,953,941)           (210,187)
    Merger liquidation                 ($18,122,614)         (2,052,391)

    Net decrease                       ($17,675,221)           (197,849)

     Net Purchases & Redemptions       ($17,675,221)           (197,849)


   Fee due equal to 1/33 of 1%                   $0

















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